SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                        LENDER PROCESSING SERVICES, INC.
                                (Name of Issuer)

                          Common Stock, par value $0.01
                         (Title of Class of Securities)

                                    52602E102
                                 (CUSIP Number)

                                  July 15, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              (Page 1 of 17 Pages)

CUSIP No. 52602E102                 13G               Page 2 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 O.S.S. Capital Management LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                4,943,599
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                4,943,599
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                4,943,599
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                5.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 52602E102                 13G               Page 3 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                             Oscar S. Schafer & Partners I LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                181,936
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                181,936
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                181,936
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                0.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 52602E102                 13G               Page 4 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                            Oscar S. Schafer & Partners II LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,231,540
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,231,540
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,231,540
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.4%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 52602E102                 13G               Page 5 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                    O.S.S. Overseas Fund Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,495,736
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,495,736
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,495,736
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 52602E102                 13G               Page 6 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                         O.S.S. Advisors LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,413,476
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,413,476
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                2,413,476
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                2.6%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 52602E102                 13G               Page 7 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                        Schafer Brothers LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware, USA
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                4,943,599
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                4,943,599
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                4,943,599
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                5.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 52602E102                 13G               Page 8 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                            Oscar S. Schafer
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                4,943,599
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                4,943,599
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                4,943,599
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                5.2%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 52602E102                 13G               Page 9 of 17 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                Andrew Goffe
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                120,000
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                4,943,599
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                120,000
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                4,943,599
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                5,063,599
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                5.3%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 52602E102                 13G               Page 10 of 17 Pages


ITEM 1.

       (a)  NAME OF ISSUER: LENDER PROCESSING SERVICES, INC.

       (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            601 RIVERSIDE AVENUE
            JACKSONVILLE, FLORIDA 32204

Item 2(a).  NAME OF PERSON FILING:

            (i) Oscar S. Schafer & Partners I LP, a Delaware limited partnership ("OSS I"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii) Oscar S. Schafer & Partners II LP, a Delaware limited partnership ("OSS II", and together with OSS I, the "Partnerships"), with respect to shares of Common Stock directly owned by it;

            (iii) O.S.S. Advisors LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of each of the Partnerships, with respect to shares of Common Stock directly owned by each of the Partnerships;

            (iv) O.S.S. Overseas Fund Ltd., a Cayman Islands exempted company ("OSS Overseas"), with respect to shares of Common Stock directly owned by it;

            (v) O.S.S. Capital Management LP, a Delaware limited partnership (the "Investment Manager"), which serves as investment manager, and management company, to OSS Overseas and the Partnerships, and to certain managed accounts respectively, and has investment discretion with respect to shares of Common Stock directly owned by OSS Overseas, the Partnerships and shares of Common Stock held for the benefit of a third party in a separately managed account;

            (vi) Schafer Brothers LLC, a Delaware limited liability company (the "SB LLC"), which serves as the general partner to the Investment Manager, with respect to shares of Common Stock directly owned by the Partnerships, OSS Overseas and shares of Common Stock held for the benefit of a third party in a separately managed account;

            (vii) Mr. Oscar S. Schafer ("Mr. Schafer"), who serves as the senior managing member of the General Partner and of SB LLC, with respect to shares of Common Stock directly owned by the Partnerships, OSS Overseas and shares of Common Stock which are held for the benefit of a third party in a separately managed account; and

            (viii) Mr. Andrew Goffe ("Mr. Goffe"), who serves as a managing member of the General Partner and of SB LLC, with respect to shares of Common Stock directly owned by the Partnerships, OSS Overseas and shares of Common Stock which are held for the benefit of a third party in a separately managed account.

CUSIP No. 52602E102                 13G               Page 11 of 17 Pages


     The Partnerships, OSS Overseas, the General Partner, the Investment Manager, SB LLC, Mr. Schafer and Mr. Goffe are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2.

       (a)  NAME OF PERSON FILING
            (i)    O.S.S. Capital Management LP
            (ii)   Oscar S. Schafer & Partners I LP
            (iii)  Oscar S. Schafer & Partners II LP
            (iv)   O.S.S. Overseas Fund Ltd.
            (v)    O.S.S. Advisors LLC
            (vi)   Schafer Brothers LLC
            (vii)  Oscar S. Schafer
            (viii) Andrew Goffe

       (b)  ADDRESS OF PRINCIPAL OFFICE, OR, IF NONE, RESIDENCE

            The address of the principal business offices of each of:
            (i)    Investment Manager
                         598 Madison Avenue
                         New York, NY 10022
            (ii)   OSS I
                         598 Madison Avenue
                         New York, NY 10022
            (iii)  OSS II
                         598 Madison Avenue
                         New York, NY 10022
            (iv)   OSS Overseas Walkers
                         SPV Limited
                         Mary Street
                         George Town
                         Grand Cayman KY1-9002
                         Cayman Islands, British West Indies
            (v)    General Partner
                         598 Madison Avenue
                         New York, NY 10022
            (vi)   SB LLC
                         598 Madison Avenue
                         New York, NY 10022
            (vii)  Mr. Schafer
                         598 Madison Avenue
                         New York, NY 10022
            (viii) Mr. Goffe
                         598 Madison Avenue
                         New York, NY 10022

CUSIP No. 52602E102                 13G               Page 12 of 17 Pages


       (c)  CITIZENSHIP
            (i)    Investment Manager - Delaware, USA
            (ii)   OSS I - Delaware, USA
            (iii)  OSS II - Delaware, USA
            (iv)   OSS Overseas - Cayman Islands
            (v)    General Partner - Delaware, USA
            (vi)   SB LLC - Delaware, USA
            (vii)  Mr. Schafer - USA
            (viii) Mr. Goffe - USA

       (d)  TITLE OF CLASS OF SECURITIES
            Common Stock

       (e)  CUSIP NUMBER
            52602E102

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,
          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1 (b)(1)(ii)(E),
          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.

CUSIP No. 52602E102                 13G               Page 13 of 17 Pages


ITEM 4.     OWNERSHIP.

     Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

       A. O.S.S. Capital Management LP

          (a)      Amount beneficially owned: 4,943,599
          (b) Percent of class: 5.2% (The percentages used herein and in the rest of Item 4 are calculated based upon the 94,781,000 shares of Common Stock issued and outstanding based on the Form 8-K filed on July 9, 2008 and the Form 10-12B/A filed on June 19, 2008 and reported outstanding by Bloomberg, last checked July 17, 2008.)
          (c)      Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote: 0 Shares.
             (ii)  shared power to vote or to direct the vote: 4,943,599
                   Shares.
             (iii) sole power to dispose or to direct the disposition of: 0
                   Shares.
             (iv)  shared power to dispose or to direct the disposition of:
                   4,943,599 Shares.

       B. Oscar S. Schafer & Partners I LP

          (a)      Amount beneficially owned: 181,936
          (b)      Percent of class: 0.2%
          (c)      Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote: 0 Shares.
             (ii)  shared power to vote or to direct the vote: 181,936 Shares.
             (iii) sole power to dispose or to direct the disposition of: 0
                   Shares.
             (iv)  shared power to dispose or to direct the disposition of:
                   181,936 Shares.

       C. Oscar S. Schafer & Partners II LP

          (a)      Amount beneficially owned: 2,231,540
          (b)      Percent of class: 2.4%
          (c)      Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote: 0 Shares.
             (ii)  shared power to vote or to direct the vote: 2,231,540
                   Shares.
             (iii) sole power to dispose or to direct the disposition of: 0
                   Shares.
             (iv)  shared power to dispose or to direct the disposition of:
                   2,231,540 Shares.

CUSIP No. 52602E102                 13G               Page 14 of 17 Pages


       D. O.S.S. Overseas Fund Ltd.

          (a)      Amount beneficially owned: 2,495,736
          (b)      Percent of class: 2.6%
          (c)      Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote: 0 Shares.
             (ii)  shared power to vote or to direct the vote: 2,495,736
                   Shares.
             (iii) sole power to dispose or to direct the disposition of: 0
                   Shares.
             (iv)  shared power to dispose or to direct the disposition of:
                   2,495,736 Shares.

       E. O.S.S. Advisors LLC

          (a)      Amount beneficially owned: 2,413,476
          (b)      Percent of class: 2.6%
          (c)      Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote: 0 Shares.
             (ii)  shared power to vote or to direct the vote: 2,413,476
                   Shares.
             (iii) sole power to dispose or to direct the disposition of: 0
                   Shares.
             (iv)  shared power to dispose or to direct the disposition of:
                   2,413,476 Shares

       F. Schafer Brothers LLC

          (a)      Amount beneficially owned: 4,943,599
          (b)      Percent of class: 5.2%
          (c)      Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote: 0 Shares.
             (ii)  shared power to vote or to direct the vote: 4,943,599
                   Shares.
             (iii) sole power to dispose or to direct the disposition of: 0
                   Shares.
             (iv)  shared power to dispose or to direct the disposition of:
                   4,943,599 Shares

       G. Oscar S. Schafer

          (a)      Amount beneficially owned: 4,943,599
          (b)      Percent of class: 5.2%
          (c)      Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote: 0 Shares.
             (ii)  shared power to vote or to direct the vote: 4,943,599
                   Shares.
             (iii) sole power to dispose or to direct the disposition of: 0
                   Shares.
             (iv)  shared power to dispose or to direct the disposition of:
                   4,943,599 Shares

       H. Andrew Goffe

          (a)      Amount beneficially owned: 5,063,599
          (b)      Percent of class: 5.3%

CUSIP No. 52602E102                 13G               Page 15 of 17 Pages


          (c)      Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote: 120,000 Shares.
             (ii)  shared power to vote or to direct the vote:
                   4,943,599 Shares.
             (iii) sole power to dispose or to direct the disposition of:
                   120,000 Shares.
             (iv)  shared power to dispose or to direct the disposition of:
                   4,943,599 Shares

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
            The (i) limited partners and the general partner of the Partnerships and (ii) the shareholders and advisor of OSS Overseas have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the Partnerships and OSS Overseas, respectively.

            Each of the Reporting Persons disclaim beneficial ownership of the securities included in this report and this report shall not be deemed an admission that any of the Reporting Persons is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

Item 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            See Item 2.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
            Not applicable.

CUSIP No. 52602E102                 13G               Page 16 of 17 Pages


ITEM 10.  CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   July 25, 2008
                                          ------------------------------
                                                        Date

                                          /s/ Oscar S. Schafer
                                          ------------------------------
                                                     Signature

                                    Oscar S. Schafer, Senior Managing Member
                                          ------------------------------
                                                     Name/Title

                                                   July 25, 2008
                                          ------------------------------
                                                        Date

                                          /s/ Andrew Goffe
                                          ------------------------------
                                                     Signature

                                          Andrew Goffe, Managing Member
                                          ------------------------------
                                                     Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

CUSIP No. 52602E102                 13G               Page 17 of 17 Pages


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


          The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED: July 25, 2008


                                      Oscar S. Schafer

                                      /s/ Oscar S. Schafer
                                      -------------------------------------
                                      individually and as senior managing member
                                      of (a) O.S.S. Advisors LLC,
                                      for itself and as the general partner of
                                          (i) Oscar S. Schafer & Partners I LP;
                                              and
                                          (ii)Oscar S. Schafer & Partners II LP;
                                              and
                                         (b) Schafer Brothers LLC,
                                           for itself and as the general
                                           partner of O.S.S. Capital
                                           Management LP and investment manager
                                           of O.S.S. Overseas Fund Ltd.


                                      Andrew Goffe

                                      /s/ Andrew Goffe
                                      -------------------------------------
                                      individually